Exhibit 35.1
  ALLY FINANCIAL INC.
200 Renaissance Center
Detroit, Michigan 48265

As of December 31, 2014

Deutsche Bank Trust Company Americas	BNY Mellon Trust of Delaware
As Indenture Trustee	As Owner Trustee
Attn: Michelle H.Y. Voon	Attn: Kristine Gullo
100 Plaza One 6th Floor	301 Bellevue Parkway 3rd Floor
Jersey City, NY 07311	Wilmington, DE 19809

Copy To:

The Bank of New York Mellon Trust Company, N.A.	Ally Auto Assets LLC
Attn: Robert Castle	Ally Financial Inc.
2 North LaSalle Street, Suite 1020	200 Renaissance Center
Chicago, IL 60602	10th Floor, MC 482-B10-A68
Detroit, MI

Re:	Ally Auto Receivables Trust 2012-1
Annual Statement as to Compliance

Ladies and Gentlemen:

Reference is made to Section 4.01 of the Servicing Agreement (the “Servicing Agreement”) dated as of January 18, 2012 among Ally Financial Inc., as Servicer (the “Servicer”), Ally Auto Assets LLC, as Depositor, and Ally Auto Receivables Trust 2012-1, as Issuing Entity.

The undersigned does hereby certify that:

a.	A review of the activities of the Servicer during the period of January 1, 2014 through December 31, 2014, and of its performance under Servicing Agreement has been under his supervision, and

b.	To the best of his knowledge, based on such review, the Servicer has fulfilled all of its obligations under the Servicing Agreement throughout such period.

Very truly yours,

/s/ David J. DeBrunner
David J. DeBrunner
Vice President, Controller and Chief Accounting Officer
Ally Financial Inc.